Exhibit 2







                  AGREEMENT AND PLAN OF MERGER

                    dated as of June 17, 1999

                              among

                       The AES Corporation

                   NV Acquisition Corporation

                               and

                    New Energy Ventures, Inc.






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                     TABLE OF DEFINED TERMS



                                                  Cross Reference
Terms                                             in Agreement
-----                                             ---------------
Acquisition Proposal                              Section 6.3
Agreement                                         Preamble
Certificate of Merger                             Section 1.2
Buyer                                             Preamble
Buyer Disclosure Schedule                         Article V
Buyer Material Adverse Effect                     Section 5.1
Buyer SEC Reports                                 Article V
Claim                                             Section 9.4(a)
Claim Notice                                      Section 9.4(a)
Closing Date                                      Section 1.3
Closing                                           Section 1.3
Code                                              Preamble
Company                                           Preamble
Company Common Stock                              Section 2.1(a)
Company Disclosure Schedule                       Section 3.1
Company Material Adverse Effect                   Section 3.6
Company Options                                   Section 2.3
Company Permits                                   Section 3.10
Company Stock Option Plan                         Section 2.3
Confidentiality Agreement                         Section 6.5
Contracts                                         Section 3.8
Damages                                           Section 9.1(a)
DGCL                                              Section 1.1
Effective Time                                    Section 1.2
Financial Statements                              Section 3.4
GAAP                                              Section 3.4
Governmental Approvals                            Section 6.6(a)
Governmental Entity                               Section 3.3(c)
HSR Act                                           Section 3.3(c)
Indemnified Parties                               Section 6.8(a)
IRS                                               Section 3.7(b)
Merger                                            Preamble
Merger Consideration                              Section 2.1(a)

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Merger Sub                                        Preamble
Notifying Party                                   Section 6.6(a)
Returns                                           Section 3.7(b)
Subsidiary                                        Section 3.1
Surviving Corporation                             Section 1.1
Taxes                                             Section 3.7(a)
Voting Debt                                       Section 3.2(b)
1998 Plan                                         Section 2.3

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 17, 1999, by and among The AES Corporation, a Delaware corporation ("Buyer"), NV Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"), New Energy Ventures, Inc., a Delaware corporation ("Company"), MEH Corporation, an Arizona corporation ("MEH") and New Energy Holdings, L.L.C., a limited liability company formed under the laws of Delaware ("NEH", and, with MEH, the "Stockholders").

     WHEREAS, the Board of Directors of Company has determined that the merger of Merger Sub with and into Company, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interests of, Company and its stockholders;

     WHEREAS, the Boards of Directors of Buyer and Merger Sub have determined that the Merger is in the best interests of Buyer and Merger Sub and their respective stockholders;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization;

     WHEREAS, the Boards of Directors of Buyer, Merger Sub and
Company have each approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby;

     WHEREAS, the Stockholders, constituting holders of all of the outstanding common stock of Company, are, by executing this Agreement, approving the Merger; and,

     WHEREAS, except where the context requires otherwise, the "Company" shall include all of its predecessor entities;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


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                            ARTICLE I
                           THE MERGER



     1.1 The Merger. Upon the terms and subject to the provisions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Effective Time of the Merger. Subject to the provisions of this Agreement (including Article VII hereof), a certificate of merger with respect to the Merger in such form as is required by the DGCL (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, as early as practicable on the Closing Date (as defined in Section 1.3). Subject to applicable law, the Merger shall become effective upon the date of filing of the Certificate of Merger (the "Effective Time").

     1.3 Closing. The closing of the Merger (the "Closing") shall take place on the first business day after the date that all of the conditions set forth in Article VII have been satisfied (the "Closing Date"), unless another date is agreed to by Buyer and Company.

     1.4 Effect of the Merger; Tax Treatment. Upon becoming effective, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Company shall become the debts, liabilities and duties of the Surviving Corporation. For federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "New Energy Ventures, Inc." unless otherwise renamed NewEnergy, Inc. prior to the Effective Time), in each case until duly amended in accordance with applicable law.

     1.6       Directors and Officers of the Surviving
Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the

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Surviving Corporation, each to hold office in accordance with the
Certificate of Incorporation and Bylaws of the Surviving
Corporation. The officers of Company immediately prior to the Effective Time shall be the initial officers of the Surviving
Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving
Corporation.

     1.7 Approval of Stockholders of Company. The Merger having been recommended to the Stockholders by the Board of Directors of Company, by executing this Agreement the Stockholders hereby consent to and approve the Merger for all purposes, including without limitation all purposes under the DGCL. Execution of this Agreement by the Stockholders is the execution of a written consent pursuant to Section 228 of the DGCL. Each Stockholder agrees that it will execute any and all additional documents necessary or desirable to give effect to the provisions of this
Section 1.7.

     1.8 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, Buyer may specify that, before the Effective Date, Buyer, Buyer Sub, Company and the Stockholders and any other subsidiary or affiliate shall enter into transactions other than those described in this Article I in order to effect the purposes of this Agreement, and Company and Buyer shall take all action necessary and appropriate to effect, or cause to be effected, such transactions, provided, however, that no such specification may (a) materially and adversely affect the timing of the consummation of the transactions contemplated herein or (b) adversely affect the tax effect or economic benefits of the Merger to the holders of Company Common Stock.


                           ARTICLE II
            EFFECT OF THE MERGER ON SECURITIES OF THE
                    CONSTITUENT CORPORATIONS


     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

          (a) Company Common Stock. Each share of common stock, par value $0.001 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time
(other than shares to be canceled in accordance with Section
2.1(d)), together with all rights in respect thereto, shall be converted into the right to receive such number of shares of the common stock of the Buyer as is equal to the quotient of (A) the quotient of (x) the Equity Purchase Price divided by (y) the average of the Closing Price of the Buyer's common stock for each of the ten (10) consecutive New York Stock Exchange, Inc.
("NYSE") trading days ending on the trading day two trading days prior to the Closing Date (the "Exchange Price"); provided

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however, that in the event the Exchange Price as calculated above is greater than $63.67, the Exchange Price for purposes of this Agreement shall be $63.67, and in the event the Exchange Price as calculated above is less than $38.20, the Exchange Price for purposes of this Agreement shall be $38.20, divided by (B) the number of shares of Company Common Stock issued and outstanding on the Closing Date. The "Equity Purchase Price" shall mean Eighty Six Million Dollars ($86,000,000) less the Price
Adjustment determined pursuant to Section 2.1(b). The number of shares of Buyer Common Stock to be received by holders of Company Common Stock for each share of Company Common Stock as a result of the Merger is sometimes hereinafter referred to as the "Merger Consideration". The holders of Company Common Stock shall receive the Merger Consideration as set forth in Section 2.2 below. All shares of Buyer Common Stock issued as Merger Consideration shall be validly issued, fully-paid and non-assessable. As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in exchange for such shares upon the surrender of the certificate or certificates evidencing shares of Company Common Stock as provided in Section 2.2. The Merger
Consideration shall be subject to adjustment as provided in
Section 2.1(b) and (c).

          (b) Price Adjustment. The Price Adjustment shall consist of (A) $5.15 million owed to DLJ by the Company in respect of the Merger less: (i) prepaid fees as of the date hereof made by the Company to DLJ; and (ii) fees owed by the Company to DLJ in an amount not exceeding $750,000 for replacing the Company's existing California utility distribution company credit facility prior to the Closing, (B) all expenses, costs, fees and other amounts incurred by the Company in connection with this Agreement, the transactions contemplated thereby including but not limited to attorneys fees, accounting fees and other costs, to the extent such exceed $300,000 in the aggregate, (C) all third party expenses (including without limitation outside legal and accounting fees) incurred by the Buyer up to $400,000 in preparing, negotiating, executing and delivering this Agreement and consummating the transactions contemplated hereby (the
"Closing Expenses") and (D) any third party indebtedness of Company or any Subsidiary (as defined in Section 3.1 of this Agreement) for borrowed money outstanding on the Closing Date, including without limitation all amounts owing to Energy Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, under the Bridge Loan Agreement dated as of August
8, 1998, as amended (including fees and expenses thereunder) and to MEH or Millenium Energy Holdings, Inc. in the amounts described in Section 2.1(f), but excluding any indebtedness incurred pursuant to Section 6.11.

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          (c) Adjustments to Number of Shares.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of common stock of the Buyer shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of shares of Buyer common stock constituting the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any such change in the common stock of the buyer as a result thereof.

          (d) Cancellation of Treasury Stock. All shares of Company Common Stock that are owned by Company as treasury stock shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (e) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (f) Closing Payments. On the Closing Date, Buyer will repay, or cause the Company to repay, the indebtedness to Energy Funding, Inc. referred to in Section 2.1(b). The indebtedness to Millenium Energy Holdings, Inc. shall be evidenced by two promissory notes each in the amount of $11.4 million, to be issued by the Company in the form of Exhibits A-1 and A-2, and, to the extent the actual indebtedness to such entity exceeds $22.8 million, such excess shall be contributed to the capital of the Company immediately prior to the Effective Time or otherwise released by the lender.

     2.2 Payment for Shares. At the Closing, upon surrender of certificates representing a holder's share of Company Common Stock for cancellation to Buyer, together with any other required documents, the holder of such certificates shall, subject to
Section 2.3 below, receive for each of the Shares represented by such certificates his, her or its pro rata portion of the Merger Consideration and cash in lieu of fractional shares of Common Stock and the certificates so surrendered shall forthwith be canceled. Certificates representing the Merger Consideration shall be restricted and shall bear the legends set forth in
Section 4.3.

     2.3  Company Compensation Plans and Employment
Agreements. Schedule 2.3 lists all outstanding options to purchase Company Common Stock or equity interests in the Subsidiaries (the "Company Options") heretofore granted under any stock option or other stock based incentive plan, program or arrangement of Company or any Subsidiary, including without limitation Company's 1998 Stock Incentive Plan (the "1998 Plan", and, with any other such plan the "Company Stock Option Plan(s)"). Buyer agrees to make available to employees of Company options on terms and conditions consistent with Buyer's

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existing options plan and practice ("New Options") to purchase up to $6.0 million of Buyer Common Stock (mutually determined by Company and Buyer of the Closing Date) following the cancellation or termination by Company on terms satisfactory to Buyer on or prior to the Closing Date of all Company Options, stock appreciation rights or performance units granted under all option, purchase, and equity incentive plans of the Company or under any other agreement, (collectively, the "Old Options"). Allocation of all New Options among such employees shall be subject to review and approval by Company.



                            ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     Company represents and warrants to Buyer and Merger Sub on the date hereof as follows:


     3.1 Organization of Company and its Subsidiaries. Each of Company and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, conditions (financial or otherwise) or results of operation of Company and its Subsidiaries, taken as a whole. Company has delivered to Buyer a true and correct copy of the Certificate of Incorporation and Bylaws of Company and corresponding constituent documents of each Subsidiary, in each case as amended to the date of this Agreement. Neither the Certificate of Incorporation of Company nor the organizational documents of any of its Subsidiaries contain any provision that would limit or otherwise restrict the ability of Buyer, following the Effective Time, from owning or operating such entities as contemplated by this Agreement. Except as disclosed in Section
3.1 of the Company Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), neither Company nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Company or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member, or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority

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of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries. Except as identified in
Section 3.1 of the Company Disclosure Schedule, all Subsidiaries of Company are wholly owned by Company, directly or indirectly.

     3.2  Capitalization.

          (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, $0.001 par value per share. As of the date hereof, (i) 10,000,000 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Company Common Stock were held in the treasury of Company or by Subsidiaries of Company. Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the number of shares of Company Common Stock reserved for future issuance upon exercise of Company Options granted and outstanding as of the date hereof and under the Company Stock Option Plans. Section 3.2(a)(i) of the Company Disclosure Schedule also sets forth as of the date hereof, for each Company Stock Option Plan, the dates on which Options under such plan were granted, the number of Options granted on each such date and the exercise price thereof. Except as disclosed in Section 3.2(a)(i) of the Company Disclosure Schedule, since August 31, 1998 through the date of this Agreement, Company has not made any grants under any of the Company Stock Option Plans. Except as disclosed in Section 3.2(a), as of the date of this Agreement, Company has not granted any contractual rights the value of which is derived from the financial performance of Company or the value of shares of Company Common Stock. Except as disclosed in Section 3.2(a)(ii) of the Company Disclosure Schedule, there are no obligations contingent or otherwise, of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section 3.2(a)(iii) of the Company Disclosure Schedule all such shares and ownership interests are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on Company's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

     (b) Except as disclosed in Section 3.2(b) of the Company
Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having voting rights

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(or convertible into securities having such rights) ("Voting
Debt") of Company or any of its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(a) or in this Section 3.2(b) or as reserved for future grants of options under the Company Stock Option Plans, as of the date hereof, (i) there are no shares of capital stock of any class of Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Company. All shares of Company Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

     3.3  Authority; No Conflict; Required Filings and Consents.

          (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Company have been duly authorized by all necessary corporate action on the part of Company including the unanimous written consent of all Stockholders of Company. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms
(subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

          (b) Other than as disclosed in Section 3.3(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by Company does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Company or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease,

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contract or other agreement, instrument or obligation to which
Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, other than any such violation, breach, default or failure to obtain a consent or waiver which would not have a material adverse effect on Company or any Subsidiary or (iii) subject to the governmental filings and other matters referred to in Section 3.3(c), materially conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or any of its or their properties or assets.

          (c) Except as disclosed in Section 3.3(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, energy industry authority or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre merger notification report under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Delaware or (iii) filings required to be made in particular states only after consummation of the Merger, and which would not, if not filed, prevent the Company or its Subsidiaries from conducting their respective businesses or otherwise have a material adverse effect on Company or any Subsidiary.

     3.4 Financial Statements. Company has delivered to Buyer prior to the date hereof the audited consolidated financial statements of Company (and all predecessor entities that transferred substantially all of their assets to Company) as of and for the years ended December 31, 1997 and December 31, 1998 and all notes related thereto reported on without qualification by PriceWaterhouseCoopers LLP, independent certified public accountants, and quarterly consolidated financial statements of Company for the quarter ended March 31, 1999 (the "Financial Statements"). Each of the Financial Statements (including, without limitation, all notes, comments, schedules and supplemental data contained in or annexed to such statements) are accurate, complete and in accordance with the books and records (or the relevant predecessor) of Company and its Subsidiaries and present fairly in all material respects the consolidated financial position and assets and liabilities of Company (or the relevant predecessor) and its Subsidiaries of their consolidated operations for the periods then ended, in conformity with generally accepted accounting principles ("GAAP") as applied on a consistent basis.

     3.5 No Undisclosed Liabilities. Except as disclosed in the Financial Statements or in Section 3.5 of the Company Disclosure Schedule, and except for liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business consistent with past practices, neither Company nor its Subsidiaries have any

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liabilities of any type, whether accrued, contingent or otherwise, and whether due or to become due.

     3.6 Absence of Certain Changes or Events. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, since March 31, 1999, Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any material adverse change (or any development that is reasonably likely to result in a material adverse change) in the business, assets, condition (financial or otherwise), results of operations or prospects of Company ("Company Material Adverse Effect").
Without limiting the generality of the foregoing, since March 31, 1999, neither Company nor any Subsidiary has, except as disclosed in Section 3.6 of the Company Disclosure Schedule (i) declared or paid any dividend or made any other distribution to its stockholders whether or not upon or in respect of any shares of its capital stock, (ii) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, (iii) adopted or amended any Company employee benefit or plan, except as required by law, or entered into or amended any employment, severance or consulting agreement, contract or similar arrangement, (iv) granted to any director, officer or employee any increase in compensation or benefits, except for increases for any such director, officer or employee in the ordinary course of business consistent with past practice or as may be required under existing agreements, (v) incurred or assumed any liability, obligation or indebtedness for borrowed money or guaranteed any such liability, obligation or indebtedness other than such as were incurred, assumed or guaranteed to, or by, Unisource Energy Corporation, any of its affiliates or subsidiaries and/or DLJ in the ordinary course of business consistent with past practice,
(vi) permitted, allowed or suffered any of its assets to become subject to any mortgage, security interest, lien or other similar restriction of any nature whatsoever, (vii) canceled any indebtedness or waived any claims or rights of substantial value, except for customer trade accounts in the ordinary course of business that do not exceed $250,000 individually or $500,000 in the aggregate, or (viii) entered into, or modified, amended, terminated or permitted the lapse of, any lease of real property or other material agreement relating to real property.

     3.7  Taxes.

          (a)  Definition of Taxes.

          For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (i) any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll,

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recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts
(ii) any liability for the payment of any amounts described in clause (i ) as a result of being a successor to or transferee of any individual or entity or a member of an affiliated, consolidated or unitary group for any period
(including pursuant to Treas. Reg. 1.1502-6 or comparable provisions of state, local or foreign tax law); and (iii) any liability for the payment of amounts described in clause (i) or clause (ii) as a result of any express or implied obligation to indemnify any person or as a result of any obligations under agreements or arrangements with any person. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person and including any liability for Taxes of any predecessor entity.

          Further, for purposes of this Section 3.7, the term
"Company" includes all predecessors of Company and all predecessor entities that transferred substantially all of their assets to Company.

          (b)  Tax Returns and Tax Obligations.

          (i) Company and each of its Subsidiaries have timely filed all Tax returns, estimates, information statements and reports ("Returns") required to be filed by them prior to Closing (taking into account all proper extensions), and such Returns are true and correct and completed in accordance with applicable law. The Disclosure Schedules list all jurisdictions in which Returns are required to be filed by Company and its Subsidiaries (or have been required since the inception of Company) and the types of Returns required to be filed in each such jurisdiction.

          (ii) Except as disclosed in Section 3.7(b)(ii) of the Company Disclosure Schedule, Company and each of its Subsidiaries have (A) timely paid all Taxes due and payable by them, (B) have timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts properly accrued on the Financial Statements, described in paragraph (iii), below, and being contested in good faith by appropriate proceedings), and (C) have accrued on the Financial Statements all Taxes attributable to periods covered by such statements that are not yet due and payable.

          (iii)     Neither the Internal Revenue Service (the
"IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or to the actual knowledge of the executive officers of Company, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by Company except as described on the Disclosure Schedules. No audit or other examination of any Return of Company or any of its Subsidiaries is presently in progress, nor have Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.
No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by Company or its Subsidiaries. Except as described on the Disclosure Schedules (i) the relevant statute of limitations for the assessment or proposal of a deficiency against the Company or its Subsidiaries for federal income Taxes has expired for all taxable years of the Company or its Subsidiaries ending before 1996 and (ii) the relevant statute of limitations for the assessment or proposal of a deficiency against the Company or its Subsidiaries for state income taxes has expired for all taxable years of the Company or its Subsidiaries ending prior to 1996.

          (iv) Company and its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to Company or its Subsidiaries for electricity or payments by Company or its Subsidiaries to employees or independent contractors on account of federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

          (v) Neither Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

          (vi) There are no liens for Taxes upon the assets of Company or any of its Subsidiaries (other than liens for Taxes that are not yet due or delinquent).

          (vii) Neither Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was Company.

          (viii) Neither Company nor any of its Subsidiaries has any obligation under any agreement or arrangement with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity.

          (ix) Company has made available to Buyer true copies of all Returns that Company or its Subsidiaries have filed since their inception and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

          (x) There is no contract, plan or arrangement to which Company or any of its Subsidiaries is a party that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404, or 162(m) of the Code.

          (xi) None of the assets of Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (xii) Company has not agreed to make, nor is it required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

          (xiii) Except as set forth in the Disclosure
Schedules, Company is not and has not been a party to any joint venture, partnership, or other profit-sharing arrangement or contract.

          (xiv)  None of Company or its Subsidiaries has
indemnified any person against Tax in connection with any arrangement for the leasing of real or personal property, except for indemnity with respect to acts of Company or its Subsidiaries.

          (xv) No indemnity for any Tax liability has been given by the Company or any Subsidiary to any Stockholder (or former stockholder) of the Company or a Subsidiary.

     3.8 Agreements, Contracts and Commitments. Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither
Company nor any Subsidiary is a party to or otherwise bound by any:

          (a) employment, severance or consulting agreement, contract or other arrangement;

          (b) covenant not to compete or covenant restricting the development, marketing or distribution of the products and services of Company or any Subsidiary;

          (c) agreement, contract or other arrangement with (A) any Stockholder or any affiliate or any Stockholder, or (B) any current or former officer, director or employee of Company, any Stockholder or any affiliate of Company;

          (d) lease, sublease or similar agreement or other arrangement with any person under which Company or any Subsidiary makes available for use to any person, (A) any leased property or (B) any portion of any premises otherwise occupied by Company or any Subsidiary;

          (e) lease or similar agreement or other arrangement with any person under which (A) Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other non-computer related tangible personal property owned by any person or (B) Company or any Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $100,000 and is not terminable by Company or any Subsidiary by notice of not more than 60 days.

          (f) agreement, contract or other instrument or arrangement under which Company or any Subsidiary has borrowed any money from, or issued any note, bond, debenture, guarantee or other evidence of indebtedness to, any person;

          (g) agreement, contract or other instrument or arrangement under which Company or any Subsidiary has, directly or indirectly, made or committed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (collectively, "Advances"), under which any Advance is currently outstanding;

          (h) agreement, contract or other instrument or arrangement providing for indemnification of any person with respect to liabilities relating to any current or former business of Company, any Subsidiary or any predecessor person;

          (i) other agreements, contracts or arrangements to which Company or Subsidiary is a party or by which any of the properties or assets are bound which have an aggregate future liability or receivable to or from any person in excess of $250,000 or is not terminable by Company or such Subsidiary by notice of not more than 60 days for a cost of less than $250,000.

     Section 3.8 of the Company Disclosure Schedule sets forth
(a) the twenty largest contracts of Company for the sale of electric power and (b) all contracts for the purchase of electric power.

     Except as set forth in Section 3.8 of the Company Disclosure Schedule, all agreements, contracts, leases, subleases, licenses, options, instruments or arrangements of Company and its Subsidiaries listed in the Schedules hereto (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by Company or such Subsidiary, as the case may be, in accordance with their terms. Except as set forth in
Section 3.11 of the Company Disclosure Schedule, Company and its Subsidiaries have performed all material obligations required to be performed by them to date under the Contracts and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the best of Company's knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

     3.9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation against Company or any of its Subsidiaries pending, or as to which Company or any of its Subsidiaries has received any written notice of assertion against or affecting, Company or any of its Subsidiaries or any property or asset of Company or any of its Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign. There is not in existence any judgment, order or decree of any Governmental Entity which has been published or as to which Company or any of its subsidiaries has received any written notice, enjoining or prohibiting Company or any of its Subsidiaries from taking, or requiring Company or any of its Subsidiaries to take, any action of any kind or to which Company or any of its Subsidiaries or any of their respective properties or assets are subject or bound. Neither Company nor any Subsidiary is in violation in any material respect of any judgment, order or decree of any Governmental Entity.

     3.10 Compliance. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, each of Company and its Subsidiaries hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities, necessary to conduct the business and operations of Company and each of its Subsidiaries as currently conducted, each of which is in full force and effect (the "Company Permits"). Except as disclosed in
Section 3.10 of the Company Disclosure Schedule, the businesses of Company and its Subsidiaries are not being conducted in violation of any material aspect of any law, ordinance or regulation of any Governmental Entity. Except as set forth in
Section 3.10 of the Company Disclosure Schedule, none of Company or any of its Subsidiaries has received any written communication from any Governmental Entity that alleges that Company or any Subsidiary is not in compliance in any material respect with any applicable law, ordinance or regulation.

     3.11 Brokers. None of Company, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Company has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor and will pay to such firm at closing a fee as described in Section 3.11 of the Company Disclosure Schedule.

     3.12 Accounting Records.

          (a) Each of Company and its Subsidiaries maintains records that accurately, validly and fairly reflect its transactions and dispositions of assets and maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (i) such transactions are executed in accordance with its management's general or specific authorization, (ii) such transactions are recorded in conformity with GAAP and in such a manner as to permit preparation of financial statements in accordance with GAAP and any other criteria applicable to such statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and
(v) except as set forth in the Company Disclosure Schedule, records of such transactions are retained, protected and duplicated in accordance with prudent banking practices and applicable regulatory requirements.

          (b) Company has delivered to Buyer or its representatives true, correct and complete copies of all annual management letters and opinions, and has made available to Buyer for inspection all reviews, correspondence, and other documents in the files of Company and its Subsidiaries, prepared by any certified public accounting firm and delivered to Company or its Subsidiaries since January 1, 1996.

     3.13 Proprietary Trading and Risk Management. All proprietary trading and risk management activities are conducted in the ordinary course of business without material deviation from established risk management policies and protocols as amended from time to time (in accordance with Section 6.1(xi) of this Agreement) and as set forth on Schedule 3.13 (the "Risk
Protocols").

     3.14 Full Disclosure. No representations and warranties of Company contained in this Agreement and the schedules hereto, made by or on behalf of Company or any of its representatives contains or shall contain any untrue statement of a material fact, or shall omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading when taken as a whole.

                           ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.


     Each Stockholder severally represents and warrants to the Buyer and Merger Sub as follows:

     4.1 Organization and Standing; Authority. Such Stockholder has all legal capacity and requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by such Stockholder to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. The Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights, and, with respect to the remedy of specific performance, equitable doctrines applicable thereto).

     4.2 Ownership of Capital Stock of Stockholder. Section 4.2 of the Company Disclosure Schedule sets forth accurately and completely the record and beneficial holdings of shares of Company Common Stock of such Stockholder. Such Stockholder has good and valid title to such shares held of record, in each case free and clear of any liens, charges or encumbrances of any kind.

     4.3 Investment Representation. Such Stockholder represents that it is acquiring the Merger Consideration for its own account for investment only and not with a view towards the distribution or resale (except in compliance with applicable securities laws) and agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of, or offer to dispose of, the Merger Consideration unless the Merger Consideration has been registered under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws or such registration is not required. Such Stockholder understands that any sale of the Merger Consideration made in reliance upon Rule 144 promulgated under the Securities Act can be made only in accordance with the terms and conditions of said Rule and further, that in case such Rule is not applicable to any sale of the Merger Consideration, resale thereof may require compliance with another exemption under the Securities Act prior to resale. Such Stockholder understands and acknowledges that certificates representing the Merger Consideration issued pursuant to this Agreement shall bear the following legend:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER

          ASSIGNMENT IS AVAILABLE UNDER SUCH ACT. THE SECURITIES REPRESENTED HEREBY ARE HELD SUBJECT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF JUNE 17, 1999, WHICH PROVIDES FOR CANCELLATION OF SUCH SECURITIES IN CERTAIN EVENTS.

     4.4 Information. Such Stockholder represents he or it has such knowledge and experience in financial and business affairs that it is capable of evaluating, alone, the merits and risks of an investment in Buyer. Such Stockholder represents that he or it has received and reviewed copies of the Buyer SEC Reports described in Section 5.4. Such Stockholder represents that he or it has had an opportunity to ask questions and receive answers concerning the terms of this Agreement and the foregoing information provided by the Stockholder and to obtain any other information from the Buyer such Stockholder deems necessary or appropriate in connection with evaluation the merits of an investment in the Buyer.

     4.5 Entity Representation. If such Stockholder is an entity, it was either (A) not organized for the specific purpose of holding
Company Securities within the meaning of Rule 501 of Regulation
D, or (B) each equity owner of such entity shall confirm, as to such person, the accuracy of the representations set forth in this Article IV.

                            ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB


     Buyer and Merger Sub jointly and severally represent and warrant to Company and the Stockholders that the statements contained in this Article V are true and correct except as set forth herein and in the disclosure schedule delivered by Buyer and Merger Sub to Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"), all reports, forms and documents filed by Buyer with the Securities and Exchange Commission (the "Buyer SEC Reports") or as otherwise expressly contemplated by this Agreement.

     5.1 Organization. Each of Buyer and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership and limited liability company power and authority to carry on its business as now being conducted. Each of Buyer and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of

Buyer and its Subsidiaries, taken as a whole (a "Buyer Material
Adverse Effect"). Buyer has delivered to Company true and correct copies of the Certificate of Incorporation and Bylaws of each of Buyer and Merger Sub, in each case as amended to the date of this Agreement.

     5.2  Authority; No Conflict; Required Filings and Consents.

          (a) Buyer and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each of them in accordance with its terms.

          (b) Other than or as disclosed in Section 5.2(b) of the Buyer Disclosure Schedule, the execution and delivery of this Agreement by Buyer and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) subject to the governmental filings and other matters required to be disclosed in Section 3.3(b) and (c) of the Company Disclosure Schedule, conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its Subsidiaries or any of its or their properties or assets.

          (c) Except as disclosed in Section 5.2(c) of the Buyer Disclosure Schedule, no consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for (i) the filing of the pre merger notification report under the HSR Act, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Delaware, and (iii) filings required to be identified in Section 3.3(c) of the Company Disclosure Schedule.

     5.3 No Reliance. Except for the representations and warranties set forth in this Article V, neither the Company nor any Shareholder is relying on any representation or warranty of Buyer or Buyer Sub or any of the officers, directors, employees or agents in deciding to enter into this Agreement or consummate the transactions contemplated hereby.

     5.4 Brokers. None of Buyer, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     5.5 No Operations or Liabilities of Merger Sub. Other than in connection with the transactions contemplated by this Agreement, since its date of incorporation, Merger Sub has not conducted any business, has not owned, leased or operated any real property and has not incurred, and is not subject to, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.


                            ARTICLE VI
                            COVENANTS


     6.1  Conduct of Business.  Except as disclosed in Section
6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees as to itself and its Subsidiaries (except to the extent that the Buyer shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Company shall not take any action that would, or that could reasonably be expected to, result in (A) any of the representations and warranties of Company set forth in this Agreement becoming untrue or incorrect in any material respect were they to be required to be made at Closing, or (B) any of the conditions to the Merger set forth in Article VII not being satisfied. Company shall not change any method of accounting for Tax purposes, change or make for the first time any material Tax election, or extend the statute of limitations for any Return, without the reasonable consent of Buyer.

     Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or in Section
6.1 of the Company's Disclosure Schedule, neither Company nor any Subsidiary of Company, without the prior written consent of Buyer, will:

               (i)  issue, sell or pledge, or authorize or
               propose the issuance, sale or pledge of: (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of Company for shares, other than (1) Shares issuable pursuant to the terms of outstanding stock options, the Company Stock Option Plan and commitments disclosed in Section 3.2(a) or specifically disclosed in the Company Disclosure Schedule related to Section 3.2(a) thereto, or (2) issuance of shares of capital stock to Company by a wholly-owned Subsidiary of Company, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of Company's capital stock;

               (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares);

               (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of Company, except that a direct or indirect wholly-owned Subsidiary of Company may pay a dividend or distribution to its parent;

               (iv) make any acquisition of any corporation or similar entity or a material amount of the stock or assets of any corporation or similar entity, except in the ordinary course of business, or sell or dispose a material amount of its assets;

               (v) except in the ordinary course of business consistent with past practice and in an amount less than $100,000, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or (B) make any loans, advances of capital contributions to or investments in, any other Person, other than to Company or any direct or indirect wholly-owned Subsidiary of Company;

               (vi) propose or adopt any amendments to the certificate of incorporation or bylaws of Company or any Subsidiary;

               (vii) except in the ordinary course of
               business, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any increases in the compensation or benefits to officers, directors and key employees;

               (viii) change any accounting methods,
               principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in GAAP, including without limitation any method of accounting for book purposes which is inconsistent with GAAP in determining current assets and current liabilities as set forth in the Company's March 31, 1999 Financial Statements;

               (ix) make any material Tax election or settle or compromise any material Tax liability;

               (x) compromise or settle or consent to any entry of judgment with respect to any suit, action or proceeding pending or, to the knowledge of Company, threatened against Company or any Subsidiary before any court or arbitrator or by any governmental body, agency, or official;

               (xi) conduct any proprietary trading or risk management activities other than in the ordinary course of business and in accordance with the Risk Protocols or change or modify any of the Risk Protocols in any manner; or

               (xii) agree in writing or otherwise to take any of the foregoing actions.

     6.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, Company shall confer on a regular basis as reasonably requested by Buyer with one or more representatives of the Buyer to report on the general status of ongoing operations of Company and its Subsidiary. Each of Company and Buyer shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Company or Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Company or Buyer contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

     6.3 No Solicitation. From and after the date hereof, Company and the Stockholders shall cease (and shall direct and cause their respective officers, directors, employees, agents, and representatives, to immediately cease) and all discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). From and after the date hereof, neither Company nor any Stockholder shall (and they shall use the best efforts to present their affiliates from), directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) soliciting, initiating, or encouraging (including by way of furnishing information) or taking any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender or exchange offer) or similar transaction involving Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engaging in negotiations or discussions with any person (or group of persons) other than Buyer or its respective affiliates concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agreeing to or recommend any Acquisition Proposal.

     6.4 Interim Financial Statements. Company will furnish to the Buyer, in each case certified by the chief financial officer of Company, all financial statements and financial reports prepared by Company in the ordinary course of business, if any. Any such financial statements shall be, and all other financial statements shall to the best of Company's knowledge be, complete and accurate, in accordance with the books and records of Company and its Subsidiaries and prepared in conformity with generally accepted accounting principles consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the financial condition and results of operations of Company and its Subsidiary's as of the dates thereof and for the periods indicated.

     6.5 Access to Information. Upon reasonable notice, Company (and each of its Subsidiaries) shall, during the period prior to the Effective Time, permit representatives of Buyer to have reasonable access during normal business hours, and in a manner so as not to unreasonably interfere with the normal business operations of Company or its Subsidiaries, to all its personnel, properties, books, contracts, commitments, records, monthly development reports (if any), documents filed or received by it during such period pursuant to the requirements of federal or state law, and all other information concerning its business, properties and personnel as Buyer may reasonably request. The Buyer will hold any such information furnished to it by Company and its Subsidiaries which is nonpublic in confidence in accordance with the confidentiality agreement between Buyer and Company effective as of February 17, 1999 (the "Confidentiality Agreement"). No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.6  Governmental Approvals.

          (a) The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file (and to cause their affiliates to prepare and file, as necessary) all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement ("Governmental Approvals"). Each of the parties hereto and their respective officers, directors and affiliates shall use their best efforts to promptly file after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or to Buyer, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental
Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Company and Buyer (the "Notifying Party") will notify the other reasonably promptly of the receipt of material comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all material correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

          (b) Company and Buyer shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Company and Buyer shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

     (c)  Without limiting the foregoing provision of this
Section 6.6, the parties shall prepare and file the notification required under the HSR Act by June 30, 1999.

     6.7 Publicity. Company and Buyer shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law the case of Buyer, including without limitation applicable securities laws.

     6.8  Directors and Officers Indemnification.

          (a) From and after the Effective Time, Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless each present and former director, officer, employee and agent of Company, its Subsidiaries and its affiliates (including, for purposes of this section, predecessors thereof) ( the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Company, its Subsidiaries and its affiliates would have been permitted under applicable law and their respective Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

          (b) For a period of six years after the Effective Time, Buyer shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Company's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Company to Buyer) with coverage in amount and scope at least as favorable as Company's and/or its Subsidiaries and its affiliates existing coverage;

provided that in no event shall Buyer or the Surviving Corporation be required to expend in the aggregate in excess of 175% of the annual premium currently paid by Company and/or its Subsidiaries and its affiliates for such coverage; and if such premium would at any time exceed 175% of such amount, then Buyer or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 175% of such amount.

          (c) The provisions of this Section 6.8 are intended to be an addition to the rights otherwise available to the current officers, directors, members, employees and agents of Company, its Subsidiaries and its affiliates by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.9  Employee Benefits.

          (a) Employees of the Company and its Subsidiaries will be eligible to participate in all Buyer employee benefit plans. For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any corresponding existing employee benefit plan or arrangement of Buyer or the Surviving Corporation, employees of Company and its Subsidiaries as of the Effective Time shall receive service credit for service with Company and any of its Subsidiaries to the same extent such service was granted under existing Company employee plans subject to offsets for previously accrued benefits and no duplication of benefits. Employees of Company and its Subsidiaries shall receive credit under the applicable Buyer Plan for deductibles already paid to date under existing Company employee plans.

          (b) Upon request of the Buyer, all Company employee benefit and welfare plans, including without limitation, 401(k) plans, stock option plans and agreements, shall be terminated prior to Closing to the extent similar plans are made available by Buyer.

          (c) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Buyer or the Surviving Corporation to continue any employee benefit plan of Company or of Buyer following the Effective Time.

          (d) Except to the extent renegotiated as contemplated by Sections 2.3 and 7.3(c), Surviving Corporation shall honor all written employment, severance and termination agreements
(including change in control provisions) of the employees of the Company and its Subsidiaries provided to Buyer on or prior to the date of this Agreement.

     6.10 Further Assurances and Actions.

          (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental
Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

          (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/or directors of Buyer, Company and the Surviving Corporation shall take all such necessary action.

     6.11 Interim Funding and Commitments. Buyer shall make available to Company up to $25,000,000 of financing as required by Company in the ordinary course after the date hereof and before the Effective Time. Any such financing provided or arranged by Buyer shall, at Buyer's request, be guaranteed on a non-recourse basis by the Stockholders, who shall pledge all of their stock in the Company as collateral for any such financing. Any sums advanced shall bear interest at a rate of 9.5% per annum, and shall be due and payable, with accrued interest, on December 31, 1999. Sums not paid when due shall bear interest at a rate of 11.5%. Any financing provided pursuant to this Section 6.11 shall be senior to any indebtedness to any Stockholder or affiliate of any Stockholder, and pari passu with other Company indebtedness, (provided, that, after Closing, such subordination and non-recourse guaranty and pledge shall be released without further documentation and such indebtedness shall be subordinate to any indebtedness of the Company to any Stockholder). The proceeds of any financing hereunder will be used only for general business purposes of the Company. Any financing provided pursuant to this Section shall be provided pursuant to customary documentation consistent with this Section agreed to by the parties in good faith. Company and the Stockholders shall cause Unisource Energy to maintain in place and continue to provide the existing guarantees and surety bonds (or replacement guarantees and bonds upon their renewal on the same terms and conditions) for a period of at least 120 days from the date hereof to Company to support Company's wholesale and retail electricity purchases and sales activities; provided, that Unisource may charge a commercially competitive fee for providing such guarantees (not to exceed 300 basis points) from and after the Effective Time. To the extent commercially required, Buyer agrees to provide or cause to be provided additional guarantees and surety bonds to support such activities as soon as practicable following the date hereof, provided, however, that if consummation of the Merger has not occurred by December 31, 1999, Company and/or Unisource Energy shall assume or cause a third party to assume and/or replace such Buyer guarantees and surety bonds.

     6.12 Tax Treatment of Reorganization. From and after the date hereof and until the Effective Time, neither Company nor Buyer, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

     6.13 Registration Statement. Not later than the time set by the Registration Rights Agreement, Buyer shall prepare and file with the SEC a registration statement (the "Registration Statement") under the Securities Act to register with the SEC for resale the shares of Buyer Common Stock to be received in the Merger, including any amendments thereto required to be filed prior to the Effective Time. Buyer shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder. Buyer shall prepare and submit to the NYSE a listing application covering the shares of Buyer Common Stock to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE not later than the effective date of the Registration Statement.
Such listing application shall be submitted promptly to the NYSE following the filing of the Registration Statement. In the event that the Registration Statement becomes effective after the Closing Date and the closing price of Buyer Common Stock as reported on the NYSE composite tape on the trading day immediately preceding the day on which the Registration Statement becomes effective (the "Effective Price") is not equal to the closing price of such stock on the Closing Date (the "Closing
Price") the following provisions shall apply:

          (a) If the Effective Price is lower than the Closing Price, Buyer shall issue to each Stockholder a number of additional shares of Buyer Common Stock equal to (A) the difference between the Closing Price and the Effective Price, multiplied by (B) the number of shares of Buyer Common Stock issued to such Stockholder on the Closing Date, divided by (C) the Effective Price.

          (b) If the Effective Price is higher than the Closing Price, each Stockholder shall surrender to Buyer for cancellation, and Buyer is authorized to cancel, that number of shares of Buyer Common Stock issued on the Closing Date to each Stockholder equal to (A) the difference between the Effective Price and the Closing Price multiplied by (B) the number of shares of Buyer Common Stock issued to such Stockholder on the Closing Date, divided by (C) the Effective Price.

                           ARTICLE VII
                      CONDITIONS TO MERGER


     7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject only to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

          (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (b) Governmental Approvals. All Governmental Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which the Buyer reasonably determines in good faith will have or would reasonably be expected to have a material adverse effect on the Buyer and on Company or its Subsidiaries taken as a whole.

     7.2 Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Company:

          (a) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing
Date, and Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

          (b) Registration Rights Agreement. Buyer shall have executed the Registration Rights Agreement in substantially the form attached as Exhibit B hereto.

     7.3 Additional Conditions to Obligations of Buyer. The obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Buyer:

          (a) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Buyer shall have received a certificate signed on behalf of Company by an officer of Company to each such effect.

          (b) Opinion. Buyer shall have received the opinion of Morgan, Lewis & Bockius, LLP, counsel to Company and New Energy Holdings, LLC (and/or, as to certain matters, including matters pertaining to MEH, such other counsel acceptable to Buyer) as to the matters set forth in Exhibit C.

          (c) Change in Control Provisions. The employment agreements of certain key employees of Company identified in a letter from Buyer to Company of even date herewith shall have been terminated on terms satisfactory to Buyer.

          (d) Registration Rights Agreement. The Stockholders shall have executed the Registration Rights Agreement in substantially the form of Exhibit B.

          (e) DLJ shall extend its existing utility distribution company credit facility in California until the first to occur of
(a) July 31, 1999 and (b) the date a replacement credit facility is secured by the Company from CIGNA Property & Casualty Co.


                          ARTICLE VIII
                    TERMINATION AND AMENDMENT


     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a)  by mutual written consent of Company and Buyer; or

          (b) by Buyer at any time prior to the Closing Date in the event Company or the Stockholders have breached any covenant contained in this Agreement, Buyer has notified Company and the Stockholders of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, but only if the breach would have a Company Material Adverse Effect; or

          (c) by Company at any time prior to the Closing Date in the event Buyer has breached any covenant contained in this Agreement in any material respect, Company has notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, but only if the breach would have a Buyer Material Adverse Effect; or

          (d) by Company or Buyer if the Merger shall not have been consummated by December 31, 1999; or

          (e) by either Buyer or Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, Merger Sub or Company, or their respective officers, directors, stockholders or Affiliates, except that such termination shall not limit liability of any party for a breach of this Agreement; provided that the provisions of this Section 8.2 and Section 10.9 of this Agreement and the Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Amendment. This Agreement may be amended only by an instrument signed by the parties hereto.


                           ARTICLE IX
                         INDEMNIFICATION


     9.1  By the Stockholders.

          (a) Each of the Stockholders severally (on a pro rata basis as provided herein), but not jointly, agrees to indemnify and hold Buyer and its affiliates harmless from and against any and all losses, claims, demands, liabilities, obligations, damages, deficiencies, assessments, judgments, payments, penalties, costs and expenses (including without limitation reasonable attorneys' fees, any amounts paid in investigation, defense or settlement of any of the foregoing and interest) (herein, "Damages") incurred in connection with, arising out of, resulting from or incident to, any breach of any representation or warranty made by Company or the Stockholders in this Agreement. Notwithstanding the foregoing, Buyer may not receive any indemnification in connection with Damages (x) arising from breaches or inaccuracies pursuant to this Section 9.1(a) unless the aggregate of such Damages indemnified against shall exceed $3 million, in which event such indemnification shall be effective with respect to all Damages in excess of such amount. The total liability of the Stockholders under clause (i) of this Section 9.1(a) shall not exceed $20 million.

          (b) Each of Stockholders severally but not jointly, agrees to indemnify and hold Buyer and its affiliates harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, any breach of the representations and warranties relating to such Stockholder contained in Article IV hereof, without limitation of any kind.

          (c) In addition to the indemnification provided by Section 9.1(a), the Stockholders shall reimburse the Company, without regard to the limitations that would apply to a Claim under
Section 9.1(a), for any sum paid by the Company to any person in connection with any other transaction evaluated by the Company contemporaneously with the transaction contemplated hereby, including without limitation any retainer or break up fee, expense reimbursement or similar payment, to the extent the total of all such payments by the Company exceeds $500,000.

     9.2 By Buyer. Buyer agrees to indemnify and hold each of the Stockholders and their respective affiliates including Company and its Subsidiaries harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to, (i) any breach of any representation, warranty or covenant made by Buyer or Merger Sub in this Agreement, (ii) operation of the business of Company and the Subsidiaries after the Closing Date.

     9.3 Damages. The term "Damages" as used in this Article IX is not limited to matters asserted by third parties against any indemnified party, but includes damages incurred or sustained by any indemnified party in the absence of third party claims. Any claims otherwise due and payable under this Article IX shall be
(i) decreased to the extent of any reduction of Tax liability that is realizable by the indemnified party upon payment of an indemnifiable loss and (ii) increased to the extent of an indemnity payment pursuant to this Article IX. In addition, Damages shall be determined net of any insurance recoveries by any indemnified party.

     9.4  Defense of Claims.

          (a) If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this
Article IX. Such Claim Notice shall specify the nature and amount of the Claim asserted, if actually known to the party entitled to indemnification hereunder. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost and expense, (A) to take control of the defense and investigation of such lawsuit or action, (B) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost and expense, to separate counsel of its own choosing, and (C) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such claim within thirty
(30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Article IX and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          (b) In the case of any enforcement action involving a Tax, the contest rights of the indemnifying party set forth in the fourth sentence of Section 9.4(a) shall not apply to such action unless the action is limited to matters which solely affect liability in respect of a Pre-Closing Tax Period. In any action involving a Tax which is not so limited, the indemnified party shall be entitled at its own expense (A) to take control of the defense and investigation of such action, (B) to employ and engage attorneys of its own choice to handle and defend the same, and
(C) to compromise or settle such action, which compromise or settlement shall be made only with the written consent of the indemnifying party, such consent not to be unreasonably withheld.

          (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, the parties hereto agree to cooperate to defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control.

          (d) Exclusive Remedy. Except as set forth in Section 9.1(b) and Section 10.10, the rights of indemnification provided to Buyer and the Stockholders in this Article IX are intended to be the sole remedies of such parties for any claim by either Buyer against the Stockholders or by the Stockholders against Buyer, and the parties intend, to the maximum possible extent, to preclude any other claims, on whatever cause of action predicated. WITHOUT LIMITING THE FOREGOING, IT IS THE INTENTION
OF THE PARTIES THAT, ONCE THE SURVIVAL PERIOD FOR REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN (IN SECTION 10.1) HAS PASSED,
THIS TRANSACTION SHALL BE, SAVE ONLY FOR PROPERLY MADE CLAIMS BROUGHT HEREUNDER, "AS IS" WITH RESPECT TO THE CONDITION OF THE COMPANY AND THE SUBSIDIARIES OR THE BUYER OR THEIR RESPECTIVE ASSETS, BUSINESS, CONDITION (FINANCIAL OR OTHERWISE) OR
PROPERTIES.

     9.5 Certain Waivers. The parties intend the obligations of the Stockholders under this Article IX to be primary obligations of the Stockholders, and not those of a guarantor or surety. However, if such obligations are construed as those of a guarantor or surety, then each Stockholder waives, to the maximum extent possible, all defenses to the enforcement of the Stockholder's obligations under this Article IX that might be afforded to Stockholder by virtue of the obligations being treated as those of a guarantor or surety, including without limitation any defenses that would otherwise be available under Title 13 of Part 4 of Division 3 of the California Civil Code. Each Stockholder further waives any right of subrogation, reimbursement, indemnification or contribution it might have against the Company or any other person (other than other Stockholders) arising from any payments made by Stockholder pursuant to this Article IX.

                            ARTICLE X
                          MISCELLANEOUS


     10.1 Survival of Representations and Warranties. The parties hereto agree that, other than the representations set forth in
Article IV, which survive until expiration of the applicable statute of limitations, the representations and warranties, and the covenants and agreements contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that, except for claims or actions with respect to Article IV and claims or actions for breach of Section 3.7, (which shall survive until the lapse of any applicable statute of limitations), any claims or actions with respect thereto shall terminate unless on or before March 31, 2000 written notice of such claims or actions is given to the Stockholders Representative, in the case of claims made pursuant to Section 9.1, or to Buyer in the case of claims or actions made pursuant to Section 9.2, or such actions are commenced within such period; and provided further that nothing in this Section 10.1 shall (a) limit the indemnification obligations of the parties under Article IX with respect to claims timely made or actions timely commenced under the provisions of this Section 10.1 or (b) limit Buyer's obligations pursuant to Section 6.7 of this Agreement.

     10.2 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served personally, or by facsimile or air courier, or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communications be served personally, or by facsimile or air courier, service shall be conclusively deemed made at the time of such service. If such notice, demand or other communications be given by mail, it shall be conclusively deemed given three (3) days after the deposit thereof in the United States mail, addressed to the party to whom such notice, demand or other communication is to be given as herein after set forth:

               if to Company, to:

               New Energy Ventures, Inc.
               1000 Wilshire Blvd., Suite 500
               Los Angeles, California 90017

               Attn. Jeffrey W. Martin, Esq.

                  with a copy to its attorney:

               Morgan, Lewis & Bockius, LLP
               300 South Grand Avenue, Twenty-Second Floor
               Los Angeles, California 90071-3132

               Attn. Peter Wallace, Esq.

                  with a copy to:

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


               Millenium Energy Holdings, Inc.
               200 West 6th Street
               Tucson, AZ 85701

               Attn. General Counsel

               if to Buyer or Merger Sub, to:

               The AES Corporation
               1001 No. 19th Street, Suite 2000
               Arlington, Virginia 22209

               Attn. Jonathon Moore, Esq.

               with a copy to its attorney:

               Heller Ehrman White & McAuliffe
               333 Bush Street
               San Francisco, California 94104-2878

               Attn. James C. Olson, Esq.


     10.3 Interpretation. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. For purposes of determining the accuracy of any representation and warranty hereunder, any matter disclosed in any portion of a party's disclosure schedules shall be treated as disclosed for all purposes.

     10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     10.5 Entire Agreement; No Third Party Beneficiaries.  This
Agreement and all documents and instruments referred to herein
(a) constitute the entire agreement and

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

supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and
(b) except as provided in Section 6.8, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall survive the execution and delivery of this Agreement. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Buyer, Merger Sub or Company makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

     10.6 Governing Law. This Agreement shall be governed and construed, and the obligations, rights and remedies of the parties hereunder shall be determined, in accordance with the laws of the State of Delaware without reference to the conflicts of law or choice of law doctrine of such state.

     10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer; provided that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     10.8 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

     10.9 Costs and Expenses. In the event that the Merger is not effected each party hereto shall, except as otherwise herein provided, bear its own costs.

     10.10 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any

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


other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party hereto waives any objection to the imposition of such relief.

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


          IN WITNESS WHEREOF, Buyer, Inc., Buyer Sub Corp.,
Company, Inc. and Stockholders have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.


                                   THE AES CORPORATION,
                                   a Delaware corporation

                                   By:  _________________________
                                   Its: _________________________
                                   Date: ________________________

                                   NV ACQUISITION CORPORATION,
                                   a Delaware corporation

                                   By:  _________________________
                                   Its: _________________________
                                   Date:_________________________

                                   NEW ENERGY VENTURES, INC.,
                                   a Delaware corporation

                                   By:  _________________________
                                   Its: _________________________
                                   Date:_________________________

                                   MEH CORPORATION

                                   Its: _________________________
                                   Date:_________________________

                                   NEW ENERGY HOLDINGS, L.L.C.,
                                   a Delaware limited liability
                                   company

                                   By:  _________________________
                                   Its: _________________________
                                   Date:_________________________



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